UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2022

GRANITE CONSTRUCTION INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2022, the Board of Directors (the “Board”) of Granite Construction Incorporated (the “Company”) adopted the Granite Construction Incorporated Annual Incentive Plan (the “Plan”). The Plan is a cash-based incentive program which is intended to attract and retain employees as well as align the interests of employees with shareholders by motivating and rewarding them for achieving short-term performance results that are key to the successful operation of the Company.

The Compensation Committee of the Board (the “Committee”) is responsible for administering the Plan and, will (1) designate employees to be participants under the Plan, (2) establish individual target award opportunities for participants and (3) establish performance goals upon achievement of which the individual awards will be based. The Committee may also delegate some of its responsibilities under the Plan to the Company’s Chief Executive Officer.

At the beginning of each fiscal year, the Committee will establish one or more individual target award opportunities for each participant in the Plan. An individual target award opportunity can be based on a percentage of a participant’s base salary or a fixed dollar amount. The Committee will establish performance goals, which may include financial and non-financial objectives, applicable to target awards from the criteria set forth in the Plan, including, revenue, earnings per share, net operating profits, net of taxes, earnings before interest and tax (EBIT), net operating assets, net income and adjusted net income, return on stockholder equity, net asset value, return on equity, general and administrative costs, gross margin / gross profit margin, return on capital, cost of capital and weighted average cost of capital, operating income and adjusted operating income, safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate, days away, restricted or transferred), operating margin, return on net assets, economic profit, gross profit, total shareholder return, selling, general and administrative expense (SG&A), economic value added, return on assets, return on invested capital, backlog, cash flow and operating cash flow, earnings before income tax, depreciation and amortization (EBITDA), and overhead. The performance goals may include threshold levels of performance below which no actual award will be paid, levels of performance at which specified percentages of the target award will be paid and may also include a maximum level of performance above which no additional actual award amount will be paid. The Committee shall have sole discretion to (1) review and approve the measurement of performance results against performance goals, as adjusted to reflect any allowable adjustments in the method of calculation permitted under the Plan and (2) determine the amount of a participant’s actual award for any fiscal year, as adjusted to reflect such Company and individual performance and any adjustments in the Committee’s sole discretion (including any increases or decreases). Each award under the Plan will be paid in cash in a single lump sum within two-and-one-half months following the end of the applicable plan year unless the participant has elected to defer the award pursuant to the Company’s Non-Qualified Deferred Compensation Program. Under the Plan, participants must generally be employed on the date of payment in order to receive their award, unless the participant incurs a termination of service by reason of the death, disability or retirement (each as defined in the Plan) before the payment date, in which case the participant shall be entitled to receive payment of a prorated award at the same time awards are paid to other participants.

The foregoing summary of the terms of the Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Granite Construction Incorporated Annual Incentive Plan adopted by the Board of Directors on March 30, 2022

10.2	Form of Annual Incentive Plan Participation Agreement

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ M. Craig Hall
M. Craig Hall
Senior Vice President, General Counsel and Secretary

Date: April 1, 2022